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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------

                                 SCHEDULE 13E-3


                        RULE 13e-3 TRANSACTION STATEMENT
       (PURSUANT TO SECTION 13(e) OF THE SECURITIES EXCHANGE ACT OF 1934)
                               (AMENDMENT NO. 7)


                            DIGITAL LINK CORPORATION

                              (Name of the Issuer)

                                   DLZ CORP.
                                  VINITA GUPTA
                               NARENDRA K. GUPTA
                        GUPTA CHILDREN'S TRUST AGREEMENT
                     NARENDRA AND VINITA GUPTA LIVING TRUST
                     THE NAREN AND VINITA GUPTA FOUNDATION

                    (Name of the Person(s) Filing Statement)

                      COMMON STOCK, NO PAR VALUE PER SHARE

                         (Title of Class of Securities)

                                  253856 10 8

                     (CUSIP Number of Class of Securities)

                            ------------------------

                                  VINITA GUPTA
                                   DLZ CORP.
                                P.O. BOX 620154
                        WOODSIDE, CALIFORNIA 94062-0154
                                 (408) 745-4550
            (Name, Address and Telephone Number of Person Authorized
 to Receive Notices and Communications on Behalf of Person(s) Filing Statement)

                            ------------------------

                                   COPIES TO:

          CHRISTOPHER KAUFMAN, ESQ.                          DAVID HEALY, ESQ.
              Latham & Watkins                              Fenwick & West LLP
           135 Commonwealth Drive                          Two Palo Alto Square
        Menlo Park, California 94025                    Palo Alto, California 94306
               (650) 328-4600                                 (650) 494-0600

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    DLZ Corp., a California corporation ("Purchaser") hereby amends and supplements its Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3"), filed with the Securities and Exchange Commission on September 10, 1999, with respect to the offer to purchase any and all of the shares of Common Stock, no par value per share, of Digital Link Corporation, a California corporation, for a purchase price of $10.30 per share upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal. Capitalized terms not defined herein have the meaning ascribed to them in the Schedule 13E-3.

ITEM 16. ADDITIONAL INFORMATION.

    Item 16 of the Schedule 13E-3 is hereby amended and supplemented by the following:


    On October 28, 1999, Purchaser issued a press release, a copy of which is attached hereto as exhibit (d)(13) and is incorporated herein by reference, relating to the extension of the Offer until 12:00 midnight, New York City Time, on Thursday, October 28, 1999.


ITEM 17. MATERIAL TO BE FILED AS EXHIBITS.

    Item 17 of the Schedule 13E-3 is hereby amended and supplemented by the following:


    (d)(13) Press Release dated October 28, 1999.

                                   SIGNATURE

    After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: October 28, 1999
                                                       DLZ CORP.

                                                       By:               /s/ VINITA GUPTA
                                                            -----------------------------------------
                                                                       Name:  Vinita Gupta
                                                              Title:  President and Chief Executive
                                                                             Officer

                                                       GUPTA CHILDREN'S TRUST AGREEMENT

                                                       By:               /s/ VINITA GUPTA
                                                            -----------------------------------------
                                                                       Name:  Vinita Gupta
                                                                         Title:  Trustee

                                                       By:            /s/ NARENDRA K. GUPTA
                                                            -----------------------------------------
                                                                     Name:  Narendra K. Gupta
                                                                         Title:  Trustee

                                                       NARENDRA AND VINITA GUPTA LIVING TRUST

                                                       By:               /s/ VINITA GUPTA
                                                            -----------------------------------------
                                                                       Name:  Vinita Gupta
                                                                         Title:  Trustee

                                                       By:            /s/ NARENDRA K. GUPTA
                                                            -----------------------------------------
                                                                     Name:  Narendra K. Gupta
                                                                         Title:  Trustee

                                                       THE NAREN AND VINITA GUPTA FOUNDATION

                                                       By:               /s/ VINITA GUPTA
                                                            -----------------------------------------
                                                                       Name:  Vinita Gupta
                                                                         Title:  Trustee

                                                       By:            /s/ NARENDRA K. GUPTA
                                                            -----------------------------------------
                                                                     Name:  Narendra K. Gupta
                                                                         Title:  Trustee

                                                                      /s/ VINITA GUPTA
                                                        ---------------------------------------------
                                                                        Vinita Gupta

                                                                    /s/ NARENDRA K. GUPTA
                                                        ---------------------------------------------
                                                                      Narendra K. Gupta